UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
August 1, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

951 Mariners Island Blvd, San Mateo, California	94404
(Mailing Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code
(650) 524-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On August 1, 2007, Wherify Wireless, Inc. (“Wherify”) entered into a private placement and sold 1,079 shares of the newly created Series B Convertible Adjustable Preferred Stock (“Series B Preferred Stock”) for an aggregate purchase price of $1,079,000 to accredited investors (the “Purchasers”).

In connection with the sale of the Series B Preferred Stock, Wherify granted the Purchasers five-year warrants to purchase an aggregate 1,685,938 shares of common stock with an exercise price equal to 130% of the greater of (i) $0.16 per share or (ii) 80% of the trailing 10-day per share volume-weighted average price of Wherify’s common stock (which amount shall in no event be more than $0.20). Also, in connection with the sale, Wherify granted the placement agent a five-year warrant to purchase 674,375 shares of common stock at an exercise price equal to the Purchasers’ warrants.

Taking into account the placement agent commission of $140,270 and other placement expenses, Wherify received net cash proceeds of approximately $813,000. Wherify will use the proceeds for general working capital purposes.

The Series B Preferred Stock issued as a result of this sale possesses both an optional and mandatory conversion feature which converts Preferred Stock into a number of shares of common stock (“Conversion Shares”). The initial conversion rate is equal to the per share stated value of the Series B Preferred Stock, initially $1,000, divided by $0.16. The conversion price of the Series B Preferred Stock is subject to adjustment in routine circumstances.

The holders of the Series B Preferred Stock are entitled to receive cumulative quarterly dividends at the rate of ten percent (10%) (the “Series B Dividend”) of the stated value of the Series B Preferred Stock payable in cash or in Series B Preferred Stock on each outstanding share of the Series B Preferred Stock. The Series B Preferred Stock has voting rights on a converted basis of one vote per conversion share.

The Series B Preferred Stock ranks pari passu with Wherify’s Series A Convertible Preferred Stock.

In the event that, on or before December 31, 2007, Wherify has not (1) increased its authorized shares of common stock by no less than 100 million additional shares of common stock and (2) reserved sufficient shares of common stock to permit the full issuance of (W) all shares of common stock issuable upon exercise or conversion of all securities issued by Wherify in connection with the Series B Preferred Stock, (X) shares of common stock issuable upon exercise of the warrants issued to Purchasers, (Y) shares of common stock issuable upon exercise of the warrants issued to the placement agent and (Z) all shares of common stock issuable upon conversion of any shares of Series B Preferred stock issued as dividend payments (the “Share Increase”), the terms of the Series B Preferred Stock will be adjusted as follows (the “Adjustment”):

(a) the stated value of each share of Series B Preferred Stock outstanding will be increased by 150%; and

(b) on December 31, 2008 (the “Maturity Date”), the then stated value of each share of Series B Preferred Stock and all accrued but unpaid dividends thereon will be paid to each respective holder of the Series B Preferred Stock.

In the event the Adjustment is triggered and Wherify fails to pay the required funds owed to the holders of the Series B Preferred Stock on the Maturity Date, and Wherify continues to not pay for a period of five days, the holders of shares of the Series B Preferred Stock will have the right to designate and elect three members to Wherify’s Board of Directors until such time as (i) no shares of Series B Convertible Preferred Stock are issued and outstanding, and (ii) all Conversion Shares are sold.

The Certificate of Designation of Series B Convertible Adjustable Preferred Stock (the “Certificate of Designation”), creating the Series B Preferred Stock was filed with the Delaware Secretary of State on July 31, 2007. The Certificate of Designation is filed as exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchasers of the Series B Convertible Adjustable Preferred Stock are “accredited investors” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the securities in the private placement were offered and sold without registration in reliance upon the exemption under both Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Wherify has entered into a Registration Rights Agreement with the Purchasers and the placement agent, pursuant to which Wherify is obligated to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) covering the common stock underlying the Series B Preferred Stock and the warrants granted to the Purchasers and the placement agent (the “Registrable Securities”) no later than 15 days from the date of the Share Increase. In the event the Registration Statement is not declared effective by the Securities and Exchange Commission by December 31, 2007, Wherify will be obligated to pay monthly liquidated damages to the Purchasers in the amount of 1% of the proceeds paid by the Purchasers in this private placement until the Registration Statement is declared effective. In addition, the Purchaser and the placement agent have the right to participate in certain subsequent offerings of securities by Wherify or other shareholders.

This current report on Form 8-K does not constitute an offer of any securities for sale. The securities offered in the private placement have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.02. Unregistered Sales of Equity Securities.

See Item 1.01 above which is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Certificate of Designation of Series B Convertible Adjustable Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHERIFY WIRELESS, INC.

Date: August 7, 2007	By:	/s/ Edna Carter
Name: Edna Carter
Title: Chief Accounting Officer, Controller

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Designation of Series B Convertible Adjustable Preferred Stock